Exhibit 5.1

Harney Westwood & Riegels Singapore LLP 138 Market Street #24-04 CapitaGreen Singapore 048946 Tel: +65 6800 9830 Fax: +65 6800 9831

Draft: 20 November 2025

lishi.fong@harneys.com

+65 6800 9833

064755.0001/LZF

TechCreate Group Ltd.

c/o Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

TechCreate Group Ltd. (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Registration Statement (as defined in Schedule 1), to be filed on or about the date of this opinion with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the Company’s 2,985,450 Class A Ordinary Shares of par value of US$0.0002 each reserved for issuance under the Company’s 2025 Share Incentive Plan approved pursuant to the Resolutions (as defined in Schedule 1) (the Shares). In this opinion Companies Act means the Companies Act (2025 Revision) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$50,000 divided into 250,000,000 Ordinary Shares of par value of US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares of par value US$0.0002 each and (b) 25,000,000 Class B Ordinary Shares of par value of US$0.0002 each.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Registered in Singapore with limited liability (T13LL2450G).

Anguilla | Bermuda | British Virgin Islands | Cayman Islands | Cyprus | Hong Kong | Jersey | London | Luxembourg | Shanghai | Singapore harneys.com

3	Valid Issuance of Shares.

The Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions, and when the name of the shareholder is entered in the register of members of the Company, the Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

4	2025 Share Incentive Plan. The Company’s 2025 Share Incentive Plan does not contravene the Companies Act.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels Singapore LLP
Harney Westwood & Riegels Singapore LLP

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Schedule 1

List of Documents and Records Examined

1	A copy of the Certificate of Incorporation of the Company dated 29 July 2024.

2	A copy of the second amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 17 July 2025 (the M&A);

3	A copy of the certificate of good standing in respect of the Company, issued by the Registrar of Companies dated 28 October 2025;

4	A copy of the register of directors and officers of the Company dated 15 October 2025;

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) from the incorporation date of the Company to 20 November 2025 (the Court Search Date).

6	A copy of the written resolutions of the board of directors of the Company dated 23 July 2025 (the Resolutions),

(1 to 6 above are the Corporate Documents).

7	Copies of the following documents:

(a)	the registration statement on Form S-8, including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and

(b)	the Company’s 2025 Share Incentive Plan,

((a) to (b) above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Memorandum and Articles. The M&A remain in full force and effect and are otherwise unamended. The M&A will be the memorandum and articles of association of the Company in effect at the time of the issue of the Shares.

3	Choice of Laws. The choice of the laws of Singapore selected to govern the Plan has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Plan will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the transactions contemplated by the Transaction Documents to be in the best interests of the Company and no director has (i) a financial interest in a party to or in the transactions contemplated by the Transaction Documents or (ii) other relationship to a party to the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Conditions. All conditions to the obligations of the parties to the Plan will be satisfied or duly waived prior to the issue and sale of the Shares and there will be no breach of the terms of the Plan.

6	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

7	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

8	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

9	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

10	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

11	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

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12	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively).

13	Exercise. At the time of the issuance of the Shares in accordance with the Plan (the Issuance):

(a)	the Companies Act will not have changed in such a way as to materially impact the Issuance;

(b)	the Company will have sufficient authorised but unallotted and unissued shares, in each case to effect the Issuance in accordance with the M&A and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Issuance;

(d)	the Company will have shares in issue immediately prior to the Issuance other than the Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the Issuance;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Shares to be issued on the Issuance will not be less than the par value of such Shares; and

(h)	the provisions of the M&A relating to the Issuance will not have been altered, amended and restated.

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Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

5	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2021 Revision).

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